Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

BMO LGM Frontier Markets Equity Fund:

We consent to the use of our report dated October 28, 2019, incorporated by reference herein, for BMO LGM Frontier Markets Equity Fund, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Information About The Fund’s Service Providers – Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

December 19, 2019